Exhibit 99.(r)

H&Q HEALTHCARE INVESTORS

H&Q LIFE SCIENCES INVESTORS

TEKLA HEALTHCARE OPPORTUNITIES FUND

TEKLA CAPITAL MANAGEMENT LLC

CODE OF ETHICS

This Code of Ethics restricts the personal investing activity of each Employee and, as applicable, Trustee of H&Q Healthcare Investors, H&Q Life Sciences Investors, and Tekla Healthcare Opportunities Fund (each a “Fund,” together the “Funds”) or Tekla Capital Management LLC (“TCM”).(1) The Code contains specific investment restrictions and a general statement of principles, which may restrict investments not specifically covered by the Code. Some of these restrictions do not apply to the Funds’ Independent Trustees. The Code applies to investments in your accounts, your Family Members’ accounts (i.e., any accounts of your spouse or other family members living in your house) and any accounts in which you or they may have Beneficial Ownership (i.e., ownership, voting or investment control). Please take care to determine the full coverage of the Code as it applies to you.

I.  Responsibility and Oversight

Generally, the Code requires pre-clearance for certain investments, prohibits other investments and activities, imposes reporting requirements and provides for sanctions for violations. The basic rules are set out in Section II below. Coverage of the Code, exclusions, definitions and other important matters are set out in subsequent sections. If you have any question about the application of the Code to any transaction, do not engage in that transaction until it has been pre-cleared by the President or the Fund’s Chief Compliance Officer (“CCO”). Throughout this Code, transactions by the President requiring pre-clearance shall be pre-cleared by the Fund’s CCO or, if the Fund’s CCO is unavailable, then by the Funds’ counsel and transactions by the Fund’s CCO requiring pre-clearance shall be pre-cleared by the President or, if the President is unavailable, then by the Funds’ counsel.

The President has the authority at any time, upon written notice, to further restrict the investing activity of each Employee. In addition, you are reminded that your investing activity is subject to applicable state and federal laws and may be subject to other policies and procedures of the Funds or TCM.

(1) Unless otherwise noted, capitalized terms used in the Code shall have the meaning given to them in Section IX below. References to “you” refer to each Employee. In some instances, for ease of use, partial definitions of capitalized terms are given in the text of the Code. Each of these partial definitions is qualified in its entirety by reference to the corresponding definition set forth in Section VIII below.

II.  Specific Restrictions

Independent Trustees are only subject to paragraphs G and H of this Section II. This Section II applies in its entirety to all other Employees (as defined).

A.            You shall obtain the prior approval of the President or Fund’s CCO for all transactions in equity securities (including stock options); provided, however, that the President shall obtain prior approval for his or her own such transactions from the Funds’ CCO or, if the Funds’ CCO is unavailable, then from the Funds’ counsel and the Fund’s CCO shall obtain prior approval for his or her own such transactions from the President or, if the President is unavailable, then from the Funds’ counsel. You may engage in the approved transaction within a period of seven (7) calendar days following receipt of such approval, unless otherwise specifically agreed to in advance.

B.            You shall obtain the prior approval of the President or Fund’s CCO for all transactions in Private Placements (i.e., securities not registered under the Securities Act of 1933); provided, however, that the President shall obtain prior approval for his or her own such transactions from the Fund’s CCO or, if the Fund’s CCO is unavailable, then from the Funds’ counsel and the Fund’s CCO shall obtain prior approval for his or her own such transactions from the President or, if the President is unavailable, then from the Funds’ counsel.(2)

C.            You shall not acquire any securities in an initial public offering.

D.            You shall not buy or sell any security under consideration for trading by the Funds or within seven (7) days before or after the Funds trade in the security.

E.             You shall not profit from the purchase and sale or sale and purchase of the same or equivalent equity securities within sixty days.(3)

F.              You shall not sell any security to or buy any security from the Funds.

G.            You shall not use material nonpublic information, regardless of how acquired, in your securities transactions. Generally, material nonpublic information means information not generally available to the public that, if public, might affect the price of the security.

H.           You shall not disclose confidential information about the investment activities of the Funds or TCM. Confidential information includes, but is not limited to, information about actual or contemplated purchases or sales by the Funds, nonpublic information about the Funds’ portfolio companies and other proprietary information about the Funds or TCM.

I.                You shall not serve as a director of a publicly traded company (or hold any similar position).

(2)  The President should consider whether the investment opportunity should be reserved for the Funds and whether the opportunity is offered to the Employees because of his or her position with the Funds.  If the Employee’s investment is approved, the Employee must disclose his or her interest if he or she is involved in the Funds’ consideration of an investment in the issuer.

(3)  You may purchase and sell or sell or purchase the same of equivalent securities within sixty (60) days to realize a loss.

J.                You shall not participate in negotiations for corporate financings, acquisitions or other transactions for outside companies and, in particular, you shall not negotiate or accept a finder’s fee or similar fee in connection with your participation.

K.           You shall not seek or accept either any gifts(4) of material value or any sort of preferential treatment from, or special arrangements with, any financial institution if such gifts or treatment reasonably could appear to have been motivated by your relationship to Funds or TCM.

L.             No Employee shall originate or circulate in any manner information concerning any security that the Employee knows or has reasonable grounds for believing is a Rumor and is likely to influence the market price of such security.  If an Employee learns of a Rumor that the Employee knows or has reasonable grounds to believe was originated or circulated by an TCM Employee for the purpose of improperly influencing the market price of a security, the Employee must promptly report the Rumor to the CCO or the Funds’ counsel.

III.  Covered Transactions and Exempt Transactions

Independent Trustees are not subject to the Section III except to the extent that the trading restrictions in paragraphs G and H of Section II above are implicated. This Section III applies in its entirety to all other Employees.

A.            The trading restrictions listed above shall apply to transactions in your Covered Accounts (i.e., your own accounts, your Family Members’ accounts, and any accounts in which you or they may have Beneficial Ownership (i.e., ownership, voting or investment control)).(5)

B.            The trading restrictions listed above shall not apply to the following types of transactions in your Covered Accounts:

•                  Reinvestments of dividends pursuant to a plan;

•                  Stock dividends and distributions, mandatory conversions or tenders, and receipts of rights;

•                  Transactions in which Beneficial Ownership is not acquired or disposed of (e.g., a pledge of stock to secure a loan);

•                  Transactions in Covered Accounts as to which (i) you or your Family Members do not have investment control; or (ii) you or your Family Members have given investment discretion to a financial institution not affiliated with the Funds or TCM, provided that:

•                  The account is approved by the President or Fund’s CCO; provided, however, that the President shall obtain approval with respect to such accounts relating to him or her from the Fund’s CCO or, if the Fund’s CCO is unavailable, then from the Funds’

(4)  Refer to Tekla Gift and Entertainment Receipt Guidelines

(5)  When you influence or control an account, but do not have Beneficial Ownership in the account, you must avoid any activity that conflicts or appears to conflict with the interests of the Funds or the Adviser.

counsel and the Fund’s CCO shall obtain approval with respect to such accounts relating to him or her from the President or, if the President is unavailable, then from the Funds’ counsel;(6)

•                  The written account agreement (“Agreement”) must be filed with the CCO prior to any transactions;

•                  Any amendment to the Agreement must be filed with the CCO prior to its effective date;

•                  The Agreement must require the account manager to provide the CCO with copies of all transaction confirmations and periodic account statements;

•                  The Agreement must prohibit: (i) acquisitions of securities in IPOs and (ii) acquisitions of securities in Private Placements without prior approval from the President or CCO or the Funds’ counsel, as applicable; and

•                  This exemption is not available for any transaction which you suggest or direct or as to which you acquire advance information.

•                  Transactions in securities in connection with an employer-sponsored or other tax qualified plan;

•                  Transactions in securities and instruments that are not Reportable Securities (as defined in Section IX); and

•                  Pre-approved same-day exercise and sale of stock options.

C.  The trading restrictions listed above in Section II. A, D, and E shall not apply to:

•                  Open-end mutual funds;

•                  Transactions in exchange-traded funds other than those exchange-traded funds whose primary investment objective includes investment in the healthcare, life sciences companies (including biotechnology, pharmaceutical, diagnostics, managed healthcare and medical equipment, hospitals, healthcare information technology and services, devices and supplies), agriculture and environmental management; or

•                  Transactions in exchange-traded funds that are based on instruments that are not Reportable Securities.

IV.  Violations and Sanctions applicable to Employees

Careful adherence to the Code is one of the basic conditions of your employment. The President and the Fund’s CCO, shall determine violations of the Code. Profits or other benefits resulting from violations of the Code shall be forfeited by the violator to TCM and (i) paid to the Funds for the benefit of the Funds’ shareholders; or (ii) dealt with in any other manner the President or Adviser’s CCO determines in good faith to be fair and reasonable. In appropriate cases, the

President, the CCO or the Board of Trustees may impose other sanctions for conduct inconsistent with this Code. Any such additional sanctions (which may include, but are not limited to, fines, letters of sanction, suspension or termination of employment for cause) may be levied and will be determined by TCM or the Board of Trustees, taking into account any remedies required or requested by, among others, the SEC and other regulatory bodies. Certain violations of this Code may also involve violations of state or federal law, with the possibility of civil or criminal penalties.

V.  Reporting Requirements

With respect to this Section V, Independent Trustees are subject to paragraph B, but only in situations where a Quarterly Transaction Reporting obligation arises as set forth below in paragraph E(ii). This section applies in its entirety to all other Employees.

A.            Initial Holdings Reports. Within ten (10) calendar days of becoming an Employee, you must file a dated report with the CCO that contains:

1.              the title (security description), number of shares and principal amount of each Reportable Security in which you or any of your Family Members had any Beneficial Ownership when you became an Employee; and

2.              the name of each broker, dealer or bank with which you or any of your Family Members maintained a Covered Account (i.e., an account in which you or they had any Beneficial Ownership) when you became an Employee.

B.            Quarterly Transaction Reports. Within ten (10) calendar days after the end of each calendar quarter, you must file a dated report with the CCO that:

1.              details all transactions in Reportable Securities in which you or any of your Family Members had any Beneficial Ownership during the quarter(7); and

2.              identifies any broker, dealer or bank with which you or any of your Family Members established a Covered Account during the quarter and the date the account was established.

C.            Annual Holdings Reports.  Within thirty (30) calendar days after the end of each calendar year, you must file a dated report with the CCO that contains:

1.              the title (security description), number of shares and principal amount of each Reportable Security in which you or any of your Family Members had any Beneficial Ownership; and

2.              the name of each broker, dealer or bank with which you or any of your Family Members maintained a Covered Account.(8)

(7) This report shall include the date of the transaction, the title (security description), interest rate and maturity date, if applicable, the number of shares and the principal amount of each security, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

D.            Gift or Entertainment Receipt Report. Within ten (10) calendar days after the end of each calendar quarter, you must file a Gift or Entertainment Receipt Report that describes any gifts as defined in the Tekla Gift and Entertainment Receipt Guidelines received by you during the recent quarter. You must also include the name of the vendor from which the gifts were received and an approximate value.

E.             Exceptions from the Reporting Requirements. You are not required to file reports in connection with any account over which you have no influence or control. In addition, the Independent Trustees of the Funds are not required to submit (i) Initial Holdings Reports; (ii) Quarterly Transactions Reports, except when they knew or should have known that, during the 15-day period before or after a securities transaction, the securities were purchased or sold by the Funds or a purchase or sale of the securities was considered for the Funds, or (iii) Annual Holdings Reports.

F.              Disclaimer. Any report required by this Code may contain a statement that the report is not to be construed as an admission that the person making the report has any Beneficial Ownership in the securities to which the report relates.

VI.  General Principles

This Section applies to all Employees and the Independent Trustees.

In addition to the Specific Restrictions set forth above, the Funds and TCM shall be governed by the following principles and shall apply them to its Employees and Independent Trustees as applicable:

A.            The interests of the Funds and the Funds’ shareholders are paramount and come before the interests of any Employee.

B.            Personal investing activities of all Employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and the Funds’ shareholders.

C.            Employees shall not use their positions, or investment opportunities presented by virtue of such positions, to the detriment of the Funds and the Funds’ shareholders.

D.            It is recognized that all Employees owe a fiduciary duty to the Funds and the Funds’ shareholders. This means a duty of loyalty, fairness and good faith, and the same duty on the part of TCM not to do anything prejudicial to or in conflict with the interests of the Funds.

It is your responsibility to be aware of the rules, regulations and policies that apply to you and to conduct business so as to avoid violations thereof, any appearance of violations thereof or grounds for criticism. Your personal trading must always be carried out in good judgment and good faith. All possible situations cannot be covered by this Code and, under special circumstances, exceptions may be appropriate.

(8) This information must be current within thirty (30) days as of the date the report is filed.

VII.  Legal Requirement

This Section applies to all Employees and the Independent Trustees.

Rule 17j-l makes it unlawful for any Employee or Independent Trustee in connection with the purchase and sale by such person of a security held or to be acquired(9) by the Funds, including options and convertible securities:

A.            To employ any device, scheme or artifice to defraud the Funds;

B.            To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.            To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

D.            To engage in any manipulative practice with respect to the Funds.

To assure compliance with these restrictions, the Funds and TCM adopt and agree to be governed by the provisions contained in this Code of Ethics.

VIII.  Administration of the Code

This Section applies to all Employees, including the Independent Trustees.

A.            All Employees are subject to this Code. The CCO shall provide you with a copy of the Code and inform you of your reporting obligations. Within thirty (30) days of becoming an Employee and the end of each calendar year, you must certify to the CCO that you are aware of your obligations under the Code and have complied with its requirements.

B.            The CCO shall implement a system to monitor your investments and identify abusive or inappropriate practices. This system will include review by appropriate personnel of all reports required by the Code. A list of persons responsible for reviewing these reports will be kept by the CCO in an easily accessible place. The CCO will report on this system to the Board of Trustees at the Board’s next meeting following the system’s design and thereafter in connection with the Board of Trustees’ annual consideration of this Code.

B.            The President or Fund’s CCO also will report to the Board of Trustees at each meeting regarding the following matters not previously reported: (i) securities transactions in violation of this Code (and any sanctions imposed in response thereto); (ii) apparent violations of the reporting requirements (and any sanctions imposed in response thereto); and (iii) the results of monitoring of personal investment activities of Employees. If the President or Fund’s CCO finds that no violation has occurred, a written memorandum of these findings must be filed with the reports made pursuant to this Code.

(9) Securities “held or to be acquired” include a) Reportable Securities which, within the most recent 15 days, (i) are or have been held by the Funds, or (ii) are being considered for purchase by the Funds; and b) options to purchase or sell, and any securities convertible into or exchangeable for, Reportable Securities.

C.            At least annually, TCM and the Funds shall furnish to the Board of Trustees a written report that (i) describes any issues arising under this Code since the last report to the Board of Trustees, including material violations and sanctions imposed in response thereto; and (ii) certifies that each of TCM and the Funds has adopted reasonable procedures to prevent violations of this Code.

D.            The Board of Trustees shall consider the reports made available to it and may, in its discretion, impose, or recommend that TCM impose, sanctions on those who violate the Code. These sanctions may be in addition to the sanctions referred to above.

E.             The Board of Trustees (including a majority of the Independent Trustees) and TCM shall approve this Code based on a determination that the Code contains provisions reasonably necessary to prevent Employees from engaging in any conduct prohibited by Rule 17j-1. The Board shall approve the code of ethics of any other investment adviser to the Funds prior to retaining its services. In addition, the Board must approve all material changes to this Code, or to the code of such other adviser, within six (6) months of the adoption of the material change.

F.              This Code and any related procedures, a copy of each report or duplicate statement required hereunder, any written report or memorandum required hereunder, and lists of all persons required to make reports hereunder shall be preserved with each Fund’s records for the period required by Rule 17j-l (generally, five (5) years).

IX.  Definitions

As used herein:

A.            “Adviser” means Tekla Capital Management LLC.

B.            “Beneficial Ownership” generally means having a direct or indirect pecuniary interest in a security and is legally defined to be Beneficial Ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Beneficial Ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household as you. Beneficial Ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

C.            “Board” or “Board of Trustees” means the Board of Trustees of the Funds.

D.            “Chief Compliance Officer” shall mean the Fund’s Chief Compliance Officer

E.             “Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940, as amended. Generally, this means the power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with the company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control the company.

F.              “Covered Account” means an account in which you or any of your Family Members have any Beneficial Ownership in Reportable Securities.

G.            An “Employee” is (1) each director, trustee, officer or employee of the Funds or TCM; and (2) any natural person in a Control relationship to the Funds or TCM (or any employee of any company in a Control relationship to the Funds or TCM) who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Reportable Securities by the Funds.

H.           “Family Member” means your spouse or any other family member living in the same house as you.

I.                “Funds” means together H&Q Healthcare Investors, H&Q Life Sciences Investors and Tekla Healthcare Opportunities Fund.

J.                “Independent Trustee” means any trustee of the Funds who is not an “interested person” of the Funds as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Generally, an “interested person” of the Funds means a person who is affiliated with TCM because of his or her employment by TCM or holding office with the Funds.

K.           A “Private Placement” includes any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

L.             “Reportable Security” includes any security other than debt securities issued or guaranteed by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies (but not including open-end exchange traded funds).

M.         “Rule 17j-1” means Rule 17j-1 under the Investment Company Act of 1940, as amended.

N.            A “Rumor” is defined as a false or misleading statement or a statement without a reasonable basis.